Exhibit 99.03

EXTENSION AND MODIFICATION AGREEMENT

This Extension and Modification Agreement (this “Agreement”) is entered into as of October __, 2009 by and between (i) DigitalPost Interactive, Inc., a Nevada corporation (the “Company”), and (ii) Agile Opportunity Fund, LLC, a Delaware limited liability company (“Agile” or the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, the Company and the Investor are parties to a certain Securities Purchase Agreement, dated as of September 26, 2008 (the “Securities Purchase Agreement”); and

WHEREAS, pursuant to the Securities Purchase Agreement, the Investor purchased from the Company an Original Issue Discount Term Secured Convertible Promissory Note due September 26, 2009 (the “Maturity Date”) in the original face amount of $180,000 (the "Note"); and

WHEREAS, the performance by the Company of its obligations under the Note is secured by a lien on all of the assets of the Company pursuant to an Amendment to Security Agreement by and between the Company and the Investor dated as of September 26, 2008 (collectively with the Securities Purchase Agreement and the Note, the “Original Loan Documents”); and

WHEREAS, the Maturity Date has passed and the Company has not repaid its obligations under the Note as required pursuant to, and is in default under, the terms of the Note; and

WHEREAS, the Investor has agreed to forebear on the exercise of its rights and/or remedies under the Original Loan Documents and to extend the Maturity Date upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Extension, Modifications, Forbearance and Consideration.

(a)  The Note is hereby amended by (i) amending and extending the Maturity Date to December 26, 2009 (the “Extended Maturity Date”), (ii) amending and increasing the Face Amount to $187,500 and (iii) amending and increasing the OID Amount to $37,500.  The Investor hereby agrees, subject to the Company’s timely performance of its obligations under this Agreement and the Original Loan Documents, as hereby amended, to forbear on the exercise of its rights and/or remedies under the Original Loan Documents until the Extended Maturity Date.

(b) The Company hereby agrees and covenants that, as consideration for the Investor’s agreement to forbear contained in Section 1(a) hereof, the Company shall, within five (5) business days of the execution of this Agreement, deliver to the Investor a stock certificate representing 500,000 newly issued shares of common stock of the Company (which the parties acknowledge will be subject to restrictions on transfer pursuant to the Securities Act of 1933, as amended).

(c)  All share certificates representing the shares to be delivered pursuant to the preceding Section 1(b) shall be duly authorized, fully paid and nonassessable, free and clear of any and all liens and in proper certificated form in the name of the Investor, or other holder(s) designated by it.

(d)  The Company shall, simultaneous with the execution of this Agreement, pay the legal fees and expenses of Westerman Ball Ederer Miller & Sharfstein, LLP, legal counsel to the Investor, incurred in connection with the preparation of this Agreement, which legal fees are agreed to be $1,750.

2.  No Defenses.  The Company hereby reaffirms the validity and enforceability of all of the Original Loan Documents and its obligations thereunder.  The Company acknowledges and agrees that there are no offsets, defenses, claims, counterclaims, charges or deductions of any nature against the Investor which would or could in any way serve to reduce the amount due under the Original Loan Documents or the Company’s obligations thereunder.

3. Original Loan Documents; Approvals.

(a) The Original Loan Documents, as modified by this Agreement, shall remain in full force and effect.

(b) All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder have been duly taken and this Agreement, when executed and delivered by the Company and assuming due execution and delivery of this Agreement by the Investor, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

5. Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.  Each of the parties hereto submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in federal or state courts located within Nassau or Suffolk Counties in the State of New York.  In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Agreement and/or arising out of or relating to any dispute between the parties, the prevailing party with respect to each specific issue in a matter shall be entitled to recover all of its costs and expenses relating to such issue (including without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which such party may be entitled.

6.  Confidentiality.  This Agreement is confidential, and none of its provisions or terms shall be disclosed to anyone who is not an Investor or an officer or director of the Company or their agents, advisers or legal counsel, unless required by law.

7.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.  This Agreement may be modified or amended only with the written consent of all of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Extension and Modification Agreement as of the date first written above.

DIGITALPOST INTERACTIVE, INC.

By: /s/ Mike Sawtell
Name: Mike Sawtell
Title: CEO/President

AGILE OPPORTUNITY FUND, LLC
By: AGILE INVESTMENTS, LLC, Managing Member
By:David Propis
Name: David I. Propis
Title:  Managing Member